EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Partners

Regency Centers Corporation and

Regency Centers, L.P.:

We consent to the use of our report dated February 29, 2008, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal controls over financial reporting as of December 31, 2007. We also consent to the use of our report dated February 27, 2008, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal controls over financial reporting as of December 31, 2007. Each of these reports is incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Certified Public Accountants

Jacksonville, Florida

March 20, 2008